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Exhibit (a)(1)

United Online, Inc.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS WITH EXERCISE PRICES AT OR ABOVE $16.00 PER SHARE FOR RESTRICTED STOCK UNITS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., PACIFIC TIME, ON MARCH 31, 2006, UNLESS THE OFFER IS EXTENDED.

        United Online, Inc., a Delaware corporation ("United Online" or the "Company"), is offering eligible employees of the Company and its subsidiaries the opportunity to exchange any outstanding stock options granted to them under either of the stock plans listed below which have an exercise price per share of United Online common stock at or above $16.00 (the "Eligible Options") in return for restricted stock units. Each restricted stock unit will entitle the recipient to receive one share of United Online common stock upon the vesting of that unit during his or her period of continued service with the Company or its subsidiaries.

        The stock plans (collectively, the "Stock Plans") under which the Eligible Options have been granted are limited to the following two plans:

          (1)   United Online, Inc. 2001 Stock Incentive Plan; and

          (2)   United Online, Inc. 2001 Supplemental Stock Incentive Plan.

        The eligible employees for purposes of this Offer are limited to all current employees of United Online or its subsidiaries, other than the Company's executive officers, and those employees who have resigned or have given or received a written termination notice. The excluded executive officers are the officers of the Company who are subject to the reporting requirements and short-swing trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        For each Eligible Option that you tender and the Company accepts for exchange, the Company will grant you restricted stock units, provided you remain an employee of United Online or one of its subsidiaries through the date the Company accepts and cancels the tendered option. The number of restricted stock units you will receive in exchange for any tendered Eligible Option will be based on the per share exercise price of that option and will in all events be less than the number of shares subject to the tendered option. The ratio by which you can determine the actual number of restricted stock units to be received in exchange for each tendered Eligible Option that the Company accepts and cancels is described in Question and Answer 15 of the attached Summary Term Sheet and in Section 9 of the Offer.

        Each restricted stock unit represents the right to receive one share of United Online common stock upon your continuation in the service of the Company or its subsidiaries through the vesting date of that unit. Restricted stock units will vest in quarterly increments over your period of continued service and will be subject to forfeiture to the extent your service terminates before those units vest. As your restricted stock units vest, the shares of common stock underlying those vested units will be issued to you, subject to the Company's collection of the applicable withholding taxes. The issued shares will be freely tradable, subject to applicable securities laws and the Company's normal insider trading policies and any other market blackout periods the Company may impose from time to time.

        Effective as of December 15, 2005, each Eligible Option vested in full on an accelerated basis and is now exercisable for any or all of the underlying shares of the Company's common stock. However, the restricted stock units to be issued in exchange for those vested Eligible Options pursuant to this Offer will be subject to a new vesting schedule tied to your continued service with the Company and its subsidiaries. Accordingly, one eighth of those units will vest on May 15, 2006, provided you remain in the Company's service through such date, and the remainder of the units will vest in a series of seven (7) successive equal quarterly installments upon your completion of each three (3)-month period of continued service over the twenty-one (21)-month period measured from May 15, 2006. Vesting under any restricted stock units issued in exchange for your tendered Eligible Options may be suspended in accordance with our employment and leave of absence policies. The restricted stock units will include provisions for accelerated vesting in connection with certain changes in control or ownership of the Company or termination of employment under certain circumstances following a change in control or ownership of the Company.

        You are not required to accept the Offer, and participation is entirely voluntary. However, if you decide to tender one or more of your Eligible Options, then you must tender all of your Eligible Options.

        The restricted stock units will be granted on the next business day following the date the Company accepts your tendered Eligible Options. Subject to satisfaction of the conditions to the Offer, the Company currently intends to accept the tendered Eligible Options on the date this Offer expires (March 31, 2006), unless the Company decides to extend this Offer. All tendered Eligible Options which are accepted by the Company pursuant to the Offer will be immediately cancelled at the time of such acceptance. If you do not tender your Eligible Options, those options will remain outstanding, and you will continue to hold such options in accordance with their terms. The Company anticipates that it will accept all Eligible Options properly tendered.

        The Offer is subject to the conditions described in Section 7 of this Offer to Exchange. The Offer is not conditioned upon the tender of a minimum number of Eligible Options.

        As of February 17, 2006, Eligible Options to purchase 1,938,806 shares of the Company's common stock were outstanding under the Stock Plans.

        Although the Company's board of directors has approved this Offer, neither the Company nor the board of directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for exchange. The Offer is entirely voluntary, and you must make your own decision whether to participate in the Offer and exchange any of your Eligible Options, taking into account your own personal circumstances and preferences. It is possible that the value of the shares of the Company's common stock you receive upon vesting of your restricted stock units will be less than the net aggregate value (after taking into account the exercise price) of the larger number of shares you could acquire in the future by exercising your fully vested Eligible Options.

        Shares of the Company's common stock are quoted on the Nasdaq National Market under the symbol "UNTD." On February 17, 2006, the closing selling price of the common stock on the Nasdaq National Market was $12.25 per share. The market price of the Company's common stock has been subject to high volatility over the last several years. The Company recommends that you obtain current market quotations for the common stock before deciding whether to participate in the Offer and exchange any of your Eligible Options.

        For additional information or assistance, you can send your questions via email to ExchangeOffer@corp.untd.com.

        To ensure that all eligible employees receive pertinent information regarding the Offer, the Company may answer questions of general interest in a weekly response which will be publicized to all eligible participants in the Offer.

        The Company has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election/Change of Election Form. If anyone makes any representation or gives you any information that is different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO and the Election/Change of Election Form, you must not rely upon that representation or information as having been authorized by the Company. In addition, the

Company has not authorized any person to make any recommendation on the Company's behalf as to whether you should tender or refrain from tendering your Eligible Options for exchange pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by the Company. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO and the related Election/Change of Election Form or in other materials to which we have referred you.

        The Offer to Exchange has not been approved or disapproved by the United States Securities and Exchange Commission (the "SEC") or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

IMPORTANT INFORMATION

        If you wish to tender your Eligible Options for exchange, you must complete and sign the Election/Change of Election Form and then mail the signed form and any other required documents to the Company at United Online, Inc., 21301 Burbank Boulevard, Woodland Hills, California 91367 or by facsimile to (818) 287-3010, Attn: Stock Plan Administrator. Paper copies of the Election/Change of Election Forms must be physically received by the Company via mail or fax by 11:59 p.m. Pacific Time on the Expiration Date of the Offer, currently expected to be March 31, 2006, unless the Company extends such date.

        The Company is not making this Offer to, nor will the Company accept any tender of Eligible Options from or on behalf of, option holders in any jurisdiction in which the Offer or the exchange of option grants for restricted stock units would not be in compliance with the laws of such jurisdiction. However, the Company may, in its discretion, take any actions necessary for it to legally make the Offer in any such jurisdiction.

SUMMARY TERM SHEET
THE OFFER
1.	ELIGIBLE EMPLOYEES; ELIGIBLE OPTIONS; RESTRICTED STOCK UNITS; EXPIRATION DATE
2.	PURPOSE OF THE OFFER
3.	STATUS OF ELIGIBLE OPTION GRANTS NOT EXCHANGED
4.	PROCEDURES FOR EXCHANGING OPTIONS
5.	WITHDRAWAL RIGHTS
6.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK UNITS
7.	CONDITIONS OF THE OFFER
8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS
9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTION GRANTS
10.	INFORMATION CONCERNING UNITED ONLINE
11.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS
12.	STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER
13.	LEGAL MATTERS; REGULATORY APPROVALS
14.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
15.	EXTENSION OF OFFER; TERMINATION; AMENDMENT
16.	FEES AND EXPENSES
17.	ADDITIONAL INFORMATION
18.	FORWARD LOOKING STATEMENTS; MISCELLANEOUS
SCHEDULE I INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF UNITED ONLINE, INC.
SCHEDULE II BENEFICIAL OWNERSHIP TABLE

INDEX TO SUMMARY TERM SHEET

1.	WHY IS UNITED ONLINE MAKING THE OFFER?
2.	WHAT SECURITIES IS UNITED ONLINE OFFERING TO EXCHANGE?
3.	WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?
4.	HOW DO I KNOW IF I HAVE GIVEN OR RECEIVED A NOTICE OF TERMINATION?
5.	ARE EMPLOYEES LOCATED OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?
6.	MUST I REMAIN AN EMPLOYEE OF UNITED ONLINE TO GET RESTRICTED STOCK UNITS?
7.	WHAT HAPPENS IF AFTER I AM GRANTED RESTRICTED STOCK UNITS I LEAVE UNITED ONLINE OR AM TERMINATED AS AN EMPLOYEE?
8.	AM I REQUIRED TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?
9.	MAY I EXCHANGE OPTION GRANTS THAT I HAVE ALREADY EXERCISED?
10.	I HAVE OPTIONS GRANTED UNDER A STOCK PLAN THAT DOES NOT APPEAR IN THE LIST OF STOCK PLANS ELIGIBLE FOR THE OFFER. MAY I TENDER THOSE OPTIONS?
11.	MAY I EXCHANGE SHARES I BOUGHT UNDER THE 2001 EMPLOYEE STOCK PURCHASE PLAN?
12.	MAY I EXCHANGE PREVIOUSLY ISSUED RESTRICTED STOCK UNITS?
13.	WHAT IF I DECIDE NOT TO PARTICIPATE IN THE OFFER?
14.	WHAT ARE RESTRICTED STOCK UNITS?
15.	HOW MANY RESTRICTED STOCK UNITS WILL I RECEIVE IN EXCHANGE FOR THE ELIGIBLE OPTIONS THAT I TENDER AND ARE ACCEPTED AND CANCELLED IN THE OFFER?
16.	HOW DID UNITED ONLINE DETERMINE THE NUMBER OF SHARES TO BE SUBJECT TO RESTRICTED STOCK UNITS ISSUABLE IN EXCHANGE FOR ELIGIBLE OPTIONS?
17.	WHAT ARE THE CONDITIONS TO THE OFFER?
18.	WHEN WILL I RECEIVE MY RESTRICTED STOCK UNITS AND RELATED SHARES OF COMMON STOCK?
19.	WHEN WILL THE RESTRICTED STOCK UNITS VEST?
20.	HOW DOES A LEAVE OF ABSENCE IMPACT THIS OFFER?
21.	WHAT HAPPENS IF UNITED ONLINE MERGES INTO OR IS ACQUIRED BY ANOTHER COMPANY?

22.	WILL I HAVE TO PAY TAXES IF I TENDER MY ELIGIBLE OPTIONS IN THE OFFER?
23.	HOW DO I PAY THE WITHHOLDING TAXES?
24.	IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?
25.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?
26.	HOW AND WHEN DO I TENDER MY OPTIONS?
27.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTION GRANTS?
28.	WHAT DOES UNITED ONLINE THINK OF THE OFFER?
29.	WHAT ARE SOME OF THE KEY DATES TO REMEMBER?
30.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this document and the accompanying Election/Change of Election Form (which, together as they may be amended or supplemented from time to time, constitute the "Offer") because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and the Election Change of Election Form. We have included page references to the relevant sections of this document where you can find a more complete description of the topics covered in this summary term sheet.

1.     WHY IS UNITED ONLINE MAKING THE OFFER?

        A number of our outstanding option grants have exercise prices that are significantly higher than the current market price of our common stock. We believe those options may not effectively retain and motivate our employees and are unlikely to be exercised in the near future. By making an offer to exchange those outstanding option grants for restricted stock units, we intend to create better incentives for our employees to remain with us. A stock option with an exercise price above the market value of the underlying shares does not have any real value to our employees unless the price of our common stock increases. However, the shares of our common stock which become issuable upon the vesting of the restricted stock units will have immediate value equal to their then current market price, and the holder will not have to pay a cash purchase price for those shares.

        We expect that participation in the Offer will in the near term reduce the "overhang" of our outstanding options because options will be exchanged for restricted stock units on a less than one-for-one basis. As a result, our remaining outstanding options, together with the restricted stock units issued in the Offer will reduce the total number of our outstanding shares calculated on a fully diluted basis. (Page 15)

2.     WHAT SECURITIES IS UNITED ONLINE OFFERING TO EXCHANGE?

        We are offering to exchange all stock options held by eligible employees that are outstanding under either of the stock plans listed below which have exercise prices per share of United Online common stock at or above $16.00. Those options comprise the Eligible Options for purposes of the Offer.

        The stock plans (collectively, the "Stock Plans") under which the Eligible Options have been granted are limited to the following two plans:

      (1)
      United Online, Inc. 2001 Stock Incentive Plan; and

      (2)
      United Online, Inc. 2001 Supplemental Stock Incentive Plan.

        A statement that summarizes the Eligible Options you currently hold, including information relating to grant date and exercise price, will be included with the Election/Change of Election Form. If you want to tender any of your Eligible Options, you must tender all of your Eligible Options. (Pages 12, 17).

3.     WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

        All current employees of United Online and its subsidiaries, other than (i) executive officers and (ii) those employees who have resigned or who have given or received a written termination notice, who remain employees of United Online (or any subsidiary) through the date we accept their tendered options are eligible to participate in the Offer, to the extent they hold outstanding Eligible Options ("Eligible Employees"). The executive officers who are not eligible to participate in the Offer are the officers of the Company who are subject to the reporting requirements and short-swing trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If you are currently on a personal leave of absence or if you are on a medical, maternity, worker's compensation, military or other statutorily protected leave, you will be eligible to participate in the Offer, even if you do not return to active status before the Expiration Date of the Offer. If you are receiving severance or other similar payments from United Online or any of its subsidiaries, you will not be eligible to participate in this Offer. Options that you have transferred to a former spouse, a family member or to a trust that you have established for family members will not be treated as Eligible Options for purposes of the Offer and cannot be exchanged for restricted stock units. (Page 12)

        Non-employee members of our board of directors and consultants in our service are also ineligible to participate in the Offer.

4.     HOW DO I KNOW IF I HAVE GIVEN OR RECEIVED A NOTICE OF TERMINATION?

        For purposes of the Offer, you will be treated as having given or received a "termination notice" if, at any time before the Expiration Date of the Offer, you have (i) received a written notice that United Online or one of its subsidiaries intends to take the necessary steps to terminate your employment relationship or (ii) in accordance with the local laws of any foreign jurisdiction, received an offer, filed (or have agreed in writing to file) a petition in labor court or have otherwise entered into an agreement, to end your employment relationship with United Online or one of its subsidiaries. (Page 12)

5.     ARE EMPLOYEES LOCATED OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

        Yes. Eligible Employees located outside the United States who qualify to participate in the Offer and hold Eligible Options may participate in the Offer. Special considerations may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to employees resident in those countries including the possibility that the exchange of their options for restricted stock units may be a taxable event. We have distributed with this document short summaries of the different tax consequences with respect to the countries where our non-U.S. employees with Eligible Options are located. If you are an employee located outside the United States, you should review the summaries and consult your individual tax, legal and investment advisors before deciding whether to accept the Offer. (Pages 12, 30)

6.     MUST I REMAIN AN EMPLOYEE OF UNITED ONLINE TO GET RESTRICTED STOCK UNITS?

        Yes. To receive restricted stock units in exchange for your tendered Eligible Options, you must remain an employee of United Online or one of our subsidiaries continuously through the date we accept and cancel those tendered options. As discussed below, we intend to accept tendered options for exchange on the Expiration Date (March 31, 2006), unless we decide to extend this Offer. All Eligible Options accepted by us will be immediately cancelled, and you will cease to have any further right or entitlement to acquire shares of our common stock under those cancelled options.

        If you do not remain an employee of United Online or one of our subsidiaries continuously from the date you tender your Eligible Options through the date we accept and cancel those options, you will not receive any restricted stock units, but we will return your tendered options to you, and you will have the limited period of time specified in the applicable stock option agreement in which to exercise those options following your termination of employment. Your participation in the Offer will not provide you with any right to remain employed by United Online or any of its subsidiaries for any specific period. (Page 12)

7.     WHAT HAPPENS IF AFTER I AM GRANTED RESTRICTED STOCK UNITS I LEAVE UNITED ONLINE OR AM TERMINATED AS AN EMPLOYEE?

        If you tender your Eligible Options and your employment terminates after the date we accept your tendered options and issue the restricted stock units in exchange, you will only be entitled to receive shares of common stock under those restricted stock units to the extent those units have vested prior to your termination date.

        Once your tendered Eligible Options have been accepted at the expiration of the Offer, those options will be cancelled, and you will no longer have any rights under those cancelled options or the underlying option shares. The cancelled options will not be reissued or returned to you for any reason.

        This Offer does not change the nature of your employment with us, nor does it create any obligation on United Online to continue your employment for any period. (Page 12)

8.     AM I REQUIRED TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

        This is an "all or nothing" offer. If you accept this Offer with respect to any Eligible Option, you must tender all of your Eligible Options. You may not tender only some of your Eligible Options or only a portion of each such option. However, you may exchange the entire remaining portion of any Eligible Option you have partially exercised. By tendering any of your Eligible Options, you will automatically be deemed to have tendered all of your Eligible Options for exchange and cancellation.

        For example, if you were granted (i) an option to purchase 1,000 shares at an exercise price of $17.00 per share, which you have previously exercised for 600 shares, and (ii) an option to purchase 1,000 shares at an exercise price of $50.00 per share, which you have not exercised at all, you may tender none of those options, or you must tender both options covering a total of 1,400 shares.

        The Offer is entirely voluntary and you are not required to participate. (Pages 17, 21)

9.     MAY I EXCHANGE OPTION GRANTS THAT I HAVE ALREADY EXERCISED?

        No. The Offer only pertains to outstanding Eligible Options and does not apply in any way to shares of United Online common stock, whether vested or unvested, which you have already purchased, whether upon the exercise of option grants or otherwise. Accordingly, if you have exercised an option grant in its entirety, that option grant is no longer outstanding and is therefore not subject to the Offer. If you have exercised an option grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer if it is an Eligible Option. Option grants for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased. (Page 12).

10.   I HAVE OPTIONS GRANTED UNDER A STOCK PLAN THAT DOES NOT APPEAR IN THE LIST OF STOCK PLANS ELIGIBLE FOR THE OFFER. MAY I TENDER THOSE OPTIONS?

        No. All options outstanding under stock plans or arrangements other than the two designated Stock Plans have exercise prices per share less than $16.00 and cannot be exchanged for restricted stock units pursuant to the Offer. (Pages 12, 16)

11.   MAY I EXCHANGE SHARES I BOUGHT UNDER THE 2001 EMPLOYEE STOCK PURCHASE PLAN?

        No. The Offer only pertains to Eligible Options outstanding under the designated Stock Plans. Any shares purchased under our 2001 Employee Stock Purchase Plan (the "ESPP") are not outstanding option grants and cannot be exchanged for restricted stock units pursuant to the Offer. The Offer has no effect on the prices at which a participant in an ESPP can buy stock in the ESPP. (Page 12)

12.   MAY I EXCHANGE PREVIOUSLY ISSUED RESTRICTED STOCK UNITS?

        No. The Offer only pertains to outstanding Eligible Options. Any outstanding restricted stock units previously issued to you cannot be tendered. (Page 12)

13.   WHAT IF I DECIDE NOT TO PARTICIPATE IN THE OFFER?

        This is a voluntary program, and you must personally decide whether or not to exchange your Eligible Options. If you do nothing in response to this Offer, your Eligible Options will not be exchanged, and the existing terms of those options, including the number of purchasable shares, the exercise price payable per share and the term, will remain unchanged by the Offer. (Page 16)

14.   WHAT ARE RESTRICTED STOCK UNITS?

        Each restricted stock unit represents the right to receive one share of our common stock when that unit vests. Restricted stock units will vest in quarterly increments over your period of continued service with us or our subsidiaries following the issue date of those units, and the units will accordingly be subject to forfeiture to the extent your service terminates prior to the vesting of those units. Your restricted stock units will not provide you with any rights as a United Online stockholder, and accordingly the units will not entitle you to vote, receive actual dividends or receive notices of meetings, proxy statements and other materials provided to United Online stockholders. You will not have any of those stockholder rights until the shares of United Online common stock subject to your restricted stock units are issued to you following the vesting of those units. However, the restricted stock units will contain dividend equivalent rights which will provide you with phantom dividends on the shares of common stock issuable under those units. Those phantom dividends will be equal to any actual regular cash dividends that United Online may pay on its outstanding shares of common stock while your restricted stock units are outstanding. The phantom dividends will be paid to you on the payment date for the dividend, subject to United Online's collection of the applicable withholding taxes.

        You will not be required to pay cash for the restricted stock units issued in exchange for your tendered Eligible Options or the shares of United Online common stock you receive upon the vesting of those units. (Page 21)

15.   HOW MANY RESTRICTED STOCK UNITS WILL I RECEIVE IN EXCHANGE FOR THE ELIGIBLE OPTIONS THAT I TENDER AND ARE ACCEPTED AND CANCELLED IN THE OFFER?

        The number of restricted stock units you will receive in exchange for a tendered Eligible Option will be determined on the basis of the per share exercise price in effect under the tendered option and will be less than the number of shares subject to the tendered option. The ratio by which you can determine the actual number of restricted stock units to be issued is set forth in the table below:

Option Exercise Price (per share):	$16.00 to $20.00	$20.01 or more
Ratio of One Restricted Stock Unit to the Number of Shares Subject to Tendered Option	1-for-4	1-for-5

        On the basis of the foregoing table, the following exchange ratios will be in effect for the Eligible Options:

        If the exercise price per share of an Eligible Option is at least $16.00 but not more than $20.00, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 4, rounded down to the nearest whole number.

        If the exercise price per share of an Eligible Option is more than $20.00, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 5, rounded down to the nearest whole number.

        For example, if you tender for exchange an option grant to purchase one hundred (100) shares of common stock with an exercise price of $50.00 per share, you will receive twenty (20) restricted stock units in exchange (due to the 1-for-5 ratio in effect for a tendered option with a $50.00 exercise price per share). (Pages 13, 21)

16.   HOW DID UNITED ONLINE DETERMINE THE NUMBER OF SHARES TO BE SUBJECT TO RESTRICTED STOCK UNITS ISSUABLE IN EXCHANGE FOR ELIGIBLE OPTIONS?

        In evaluating and structuring the Offer, the primary factors we took into consideration were the Black Scholes value of the Eligible Options and the economic value of the restricted stock units to be issued in exchange for them. To a lesser extent, we considered the human resources, financial, tax and accounting impact of the Offer. On the basis of those other factors, we established the exchange ratios set forth in the Question & Answer 15 above.

        For most Eligible Options, the Black Scholes value is greater than the economic value of the restricted stock units which will be issued in exchange for their cancellation. However, those Eligible Options will only produce an actual economic gain if the fair market value of the underlying shares of United Online common stock subsequently increases to a dollar amount in excess of the current exercise price.

17.   WHAT ARE THE CONDITIONS TO THE OFFER?

        The Offer is subject to a number of conditions relating to both United Online and to the economy and political events in general, including the conditions described below in Section 7 of this Offer. The Offer is not conditioned upon the tender of a minimum number of Eligible Options or any minimum number of participating option holders. (Page 18)

18.   WHEN WILL I RECEIVE MY RESTRICTED STOCK UNITS AND RELATED SHARES OF COMMON STOCK?

        The restricted stock units will be issued on the business day immediately following the date we accept and cancel your tendered Eligible Options. We currently intend to accept tendered Eligible Options on the Expiration Date (March 31, 2006), unless we decide to extend this Offer. Your restricted stock units will be evidenced by a Restricted Stock Unit Issuance Agreement which will be posted with the units in your Fidelity account shortly after the date those units are issued.

        Shares of United Online common stock will only be issued to you as your restricted stock units vest. As soon as practicable following each quarterly vesting date, the shares of common stock underlying the particular restricted stock units which vest at that time will be distributed to you through electronic transmission to a brokerage account maintained for you with Fidelity Investments. We currently expect that the distribution of the shares will occur within (3) business days after the date those shares vest. (Page 18)

        United Online must collect from you the applicable withholding taxes with respect to the vested shares, and no shares will be actually issued to you until such taxes are collected or satisfactory arrangements implemented for the prompt collection of those taxes. (Pages 23, 30)

19.   WHEN WILL THE RESTRICTED STOCK UNITS VEST?

        One eighth of the restricted stock units will vest on May 15, 2006, provided you remain in United Online's service through such date. The remainder of your restricted stock units will vest in a series of seven (7) successive equal quarterly installments upon your completion of each three (3)-month period of continued service over the twenty-one (21)-month period measured from May 15, 2006. Some or all of the restricted stock units may also vest on an accelerated basis in connection with a change of control of United Online or upon your termination of employment following such change of control, as described in Question and Answer 21. If your employment is terminated prior to the vesting date of one or more of your restricted stock units, those units will be cancelled, and you will have no further right to receive any shares of our common stock under those cancelled units.

        As the restricted stock units vest and the related shares are issued to you, you may transfer or sell the shares, subject to (i) applicable securities laws and (ii) our existing trading policies with respect to transfers or sales of United Online securities or any other market black-out periods we may impose from time to time.

        Because your Eligible Options are fully vested, the restricted stock units will have a less favorable vesting schedule than the Eligible Option that they replace. (Page 14)

20.   HOW DOES A LEAVE OF ABSENCE IMPACT THIS OFFER?

        If you are currently an Eligible Employee on a leave of absence, you may still participate in the Offer. However, like our option grants, vesting under any restricted stock units issued in exchange for your tendered Eligible Options may, in accordance with our employment and leave of absence policies in effect at the time, be suspended during any period you remain on an unpaid leave. Restricted stock units will be issued to you even if you are on leave of absence at that time, but the vesting of those units may be suspended in accordance with our employment and leave of absence policies. (Page 12)

21.   WHAT HAPPENS IF UNITED ONLINE MERGES INTO OR IS ACQUIRED BY ANOTHER COMPANY?

        If we merge into or are acquired by another company before the expiration of the Offer, you may withdraw your tendered options, and you will have all the rights afforded to you to acquire our common stock under the existing agreements for those options.

        If we are acquired by another company (by merger or stock or asset sale) before your restricted stock units vest, then those units may be assumed by the acquiring company or otherwise continued in full force or effect or replaced with a cash retention program preserving the value of the units at the time of the acquisition. In that event, the vesting schedule in effect for your restricted stock units immediately prior to the acquisition will carry over and apply to the assumed units or the cash replacement program. In the event your employment is terminated under certain circumstances within twelve (12) months following the acquisition, you will vest on an accelerated basis in a portion of the assumed units.

        If the restricted stock units are not to be assumed or otherwise continued in effect or replaced with a cash retention program preserving the value of the units at the time of the acquisition, then those units will vest on an accelerated basis immediately prior to the acquisition and will be converted into the right to receive the same consideration payable per share of United Online common stock to the other stockholders in connection with the acquisition. (Pages 14, 24)

22.   WILL I HAVE TO PAY TAXES IF I TENDER MY ELIGIBLE OPTIONS IN THE OFFER?

        If you tender your Eligible Options pursuant to the Offer, you will not, under current U.S. tax law, recognize any taxable income for U.S. federal income tax purposes, either at the time of the tender of your Eligible Options or our acceptance and cancellation of those tendered options.

        The issuance of the restricted stock units in exchange for your tendered Eligible Options will not be a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time those units are issued. Instead, as your restricted stock units vest and the related shares of common stock become issuable to you, you will recognize ordinary income in an amount equal to the then fair market value of those shares, and we must collect all applicable withholding taxes.

        Eligible Employees who hold one or more Eligible Options, including employees subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant's circumstances.

        We have distributed with this document short summaries of some of those consequences with respect to the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review the summary applicable to your country of residence, and you should also consult your individual financial or tax advisor before deciding whether or not to participate in the Offer. (Pages 14, 30)

23.   HOW DO I PAY THE WITHHOLDING TAXES?

        Until such time as United Online notifies you otherwise, United Online will collect the applicable withholding taxes through an automatic share withholding procedure. Pursuant to that procedure, United Online will automatically withhold from the shares which become issuable under the vested restricted stock units the portion of those shares with a fair market value equal to the amount of the withholding taxes due.

        In the event the share withholding method is no longer available at the time your restricted stock units vest, you can pay the withholding taxes by submitting a check to us on or before the vesting date. As an alternative, if you are not an executive officer, you may be able to participate in a next-day sale of all or a portion of your shares in order to obtain sufficient proceeds to satisfy the withholding tax liability applicable to your vested shares. (Page 30)

24.   IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

        You will not be subject to current income tax if you do not elect to exchange your Eligible Options.

        We do not believe that the Offer will result in the loss of incentive stock option treatment under Internal Revenue Code Section 422 for any Eligible Options which qualified for such tax treatment prior to the Offer but which are not tendered in the Offer. (Page 31)

25.   WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

        The Offer expires on March 31, 2006, at 11:59 p.m., Pacific Time, unless it is extended by us.

        Although we do not currently intend to do so, we may, in our discretion extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than

9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date of the Offer. (Page 31)

26.   HOW AND WHEN DO I TENDER MY OPTIONS?

        If you decide to tender your Eligible Options, you must timely submit an election to participate by completing and dating a paper copy of the Election/Change of Election Form and mailing it to United Online, Inc., 21301 Burbank Boulevard, Woodland Hills, California 91367, Attn.: Stock Plan Administrator. You may also fax the Election/Change of Election Form to (818) 287-3010. If you send your Election/Change of Election Form via mail, the form must be physically received by us before the expiration of the Offer.

        If we do not receive a properly completed and duly executed Election/Change of Election Form from you prior to the expiration of the Offer, we will not accept any of your options for exchange, and you will not be granted any restricted stock units.

        We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, without limiting the rights we have to extend, terminate or amend the Offer, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn.

27.   DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTION GRANTS?

        You may withdraw your tendered options at any time before 11:59 p.m., Pacific Time on March 31, 2006. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. You may withdraw your election by delivering to us a revised form or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn your Eligible Options, you can only re-submit those options for exchange pursuant to the Offer by submitting another Election/Change of Election Form with the required information in accordance with the procedures described in the Offer to Exchange and the Election/Change of Election Form prior to the expiration of the Offer. (Page 17)

28.   WHAT DOES UNITED ONLINE THINK OF THE OFFER?

        Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for exchange or what the price of our common stock will be in the future. You must make your own decision whether to tender your Eligible Options by taking into account your own personal circumstances and preferences.

29.   WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

        The commencement date of the Offer is March 6, 2006.

        The Offer expires at 11:59 p.m., Pacific Time, on March 31, 2006 (unless we extend it).

        The restricted stock units will be issued on the next business day following our acceptance of the tendered Eligible Options on the Expiration Date (March 31, 2006), unless we extend it. Upon such acceptance, the tendered Eligible Options will be cancelled, and you will cease to have any further right or entitlement to purchase shares of our common stock under those cancelled options.

        One eighth of the restricted stock units will vest on May 15, 2006, provided you remain in United Online's service through such date. The remainder of the restricted stock units will vest in a series of seven (7) successive equal quarterly installments upon your completion of each three (3)-month period of continued service over the twenty-one (21)-month period measured from May 15, 2006.

30.   WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

        For additional information or assistance, you can send your questions via email to ExchangeOffer@corp.untd.com. To ensure that all eligible employees are receiving all pertinent information regarding the Offer, we will answer questions of general interest in a weekly response which may be publicized to all eligible participants in the Offer.

THE OFFER

1.     ELIGIBLE EMPLOYEES; ELIGIBLE OPTIONS; RESTRICTED STOCK UNITS; EXPIRATION DATE.

        Upon the terms and subject to the conditions of the Offer, we will accept all Eligible Options that are properly submitted to us in accordance with Section 4 of this document and not otherwise validly withdrawn, pursuant to the procedures set forth in Section 5 of this document, before the Expiration Date (as defined below) and issue in exchange restricted stock units.

        Eligible Options.    Eligible Options are all options held by eligible employees that are outstanding under either of the Company's stock plans listed below which have an exercise price per share of United Online common stock at or above $16.00. The stock plans (collectively, the "Stock Plans") under which the Eligible Options have been granted are limited to the following two plans:

United Online, Inc. 2001 Stock Incentive Plan; and

United Online, Inc. 2001 Supplemental Stock Incentive Plan.

        Options that you have transferred to a former spouse, a family member or to a trust that you have established for family members are not considered to be Eligible Options and cannot be tendered pursuant to the Offer.

        Eligible Employees.    Eligible employees, for purposes of the Offer, will be limited to all current employees of United Online and its subsidiaries, other than (i) the Company's executive officers and (ii) those employees who have resigned or who have given or received a written termination notice. The executive officers who are not eligible participant in the Offer are the officers of the Company who are subject to reporting requirements and short-swing profit restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Eligible employees may participate in the Offer to the extent they hold outstanding Eligible Options. If you are currently on a personal leave of absence or are absent from active service by reason of a medical, maternity, worker's compensation, military or other statutorily protected leave, you will still be eligible to participate in the Offer even if you do not return to active status before the Expiration Date of the Offer. If you are receiving severance or other similar payments from United Online or any of its subsidiaries, you will not be eligible to participate in the Offer. Non-employee members of our board of directors and consultants in our service are also ineligible to participate in the Offer.

        For purposes of the Offer, you will be treated as having given or received a "termination notice" if, at any time before the Expiration Date of the Offer, (a) you have received a written notice that your employment relationship with United Online or one of its subsidiaries is to be terminated or (b) you have, in accordance with the local laws of any foreign jurisdiction, received an offer, filed (or have agreed in writing to file) a petition in labor court or have entered into an agreement, in each case to end your employment relationship with United Online or one of its subsidiaries.

        If you are an eligible employee, a copy of an Election/Change of Election Form will be emailed to you in which each of your Eligible Options will be listed.

        If you are an eligible employee but do not remain in the employ of United Online or one of its subsidiaries from the date you tender your Eligible Options for exchange through the date we accept and cancel those options, you will not receive any restricted stock units, but your tendered options will be returned to you. You will then have the limited period of time specified in the applicable stock option agreements in which to exercise those options following your termination date. This result will occur regardless of the reason your employment may terminate, whether through voluntary resignation or involuntary termination, including termination by reason of a reduction in force, death or disability.

        Neither the Offer nor your acceptance of the Offer with respect to any of your Eligible Options will change the nature of your employment with United Online or its subsidiaries and will not create any obligation for United Online or any subsidiary to continue your employment for any period. U.S. employees are generally considered employed "at-will" and either you or United Online (or any subsidiary) may terminate your employment at any time, for any reason, with or without cause. Individuals employed outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement

        If you are an eligible employee who chooses to tender any Eligible Option pursuant to the Offer, you must also tender all of your Eligible Options.

        On the Expiration Date, we will accept all tendered Eligible Options. Upon such acceptance, those options will be immediately cancelled, and you will have no further right or entitlement to purchase any shares of our common stock under those cancelled options.

        Restricted Stock Units.    Each restricted stock unit will represent the right to receive one (1) share of our common stock upon your continuation in service with United Online or any of our subsidiaries through the vesting date. Restricted stock units will vest in quarterly increments over your period of continued service with us or our subsidiaries following the issue date of those units, and the units will accordingly be subject to forfeiture to the extent your service terminates prior to the vesting of those units. As your restricted stock units vest, the shares of our common stock underlying those vested units will be immediately issued to you, subject to the Company's collection of the applicable withholding taxes. The issued shares will be freely tradable, subject to (i) applicable securities law restrictions and (ii) our normal insider trading policies and any other market blackout periods we may impose from time to time. The restricted stock units will be subject to a Restricted Stock Unit Issuance Agreement which each tendering option holder must accept. The Restricted Stock Unit Issuance Agreement will be posted in the option holder's Fidelity account as soon as practicable following the issuance of the units.

        The number of restricted stock units to be issued in exchange for a tendered Eligible Option will be based on the per share exercise price of that option and will be less than the number of shares subject to the tendered option. The ratio by which you can determine the actual number of restricted stock units issuable in exchange for each tendered Eligible Option is set forth in the table below:

Option Exercise Price (per share):	$16.00 to $20.00	$20.01 or more
Ratio of One Restricted Stock Unit for Number of Shares Subject to Tendered Option	1-for-4	1-for-5

        On the basis of the foregoing table, the following exchange ratios will be in effect for the outstanding Eligible Options:

        If the exercise price per share of an Eligible Option is at least $16.00 but not more than $20.00, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 4, rounded down to the nearest whole number.

        If the exercise price per share of an Eligible Option is more than $20.00, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 5, rounded down to the nearest whole number.

        In determining the applicable exchange ratios, the primary factors we took into consideration were the Black Scholes value of the Eligible Options and the economic value of the restricted stock units to be issued in exchange for them. To a lesser extent, we considered the human resources, financial, tax and accounting impact of the Offer.

        For most Eligible Options, the Black Scholes value is greater than the economic value of the restricted stock units which will be issued in exchange for their cancellation. However, those Eligible Options will only produce an actual economic gain if the fair market value of the underlying shares of United Online common stock subsequently increase to a dollar amount in excess of the current exercise price.

        The number of restricted stock units will be proportionately adjusted for any stock splits, stock dividends and recapitalizations with respect to shares of our common stock occurring after the Expiration Date of the Offer.

        Effective as of December 15, 2005, each Eligible Option vested in full on an accelerated basis and is now exercisable for any or all of the underlying shares of the Company's common stock. However, the restricted stock units to be issued in exchange for those vested Eligible Options pursuant to this Offer will be subject to a new vesting schedule tied to your continued service with United Online and its subsidiaries. Accordingly, one eighth of those units will vest on May 15, 2006, provided you remain in United Online's service through such date, and the remainder of the units will vest in a series of seven (7) successive equal quarterly installments upon your completion of each three (3)-month period of continued service over the twenty-one (21)-month period measured from May 15, 2006. Vesting under any restricted stock units issued in exchange for your tendered Eligible Options may be suspended in accordance with our employment and leave of absence policies.

        If we are acquired by another company (by merger or stock or asset sale), your restricted stock units may be assumed by the acquiring company or otherwise continued in full force and effect or replaced with a cash retention program preserving the value of the units at the time of the acquisition. In that event, the vesting schedule in effect for your restricted stock units immediately prior to the acquisition will carry over and apply to the assumed units or the cash replacement program. Any stock you receive upon the subsequent vesting of the assumed restricted stock units will likely be stock of the acquiror based on the exchange ratio in effect for the acquisition. In addition, in the event your employment is terminated under certain circumstances within twelve (12) months following the acquisition, you will immediately vest in an additional number of shares subject to the assumed units equal to the greater of (i) fifty percent of the total number of shares subject to your original restricted stock unit award, adjusted, however, to reflect the exchange ratio in effect for the acquisition, or (ii) the additional number of shares in which you would have vested had you completed an additional period of service equal in duration to the actual period of service completed by you between February 15, 2006 and the date of your termination and had your units vested in equal monthly installments over the 24-month period measured from February 15, 2006. Similar vesting provisions will be in effect to the extent your restricted stock units are replaced with a cash retention plan in connection with the acquisition.

        If the restricted stock units are not to be assumed or otherwise continued in effect or replaced with a cash retention program preserving the value of those units at the time of the acquisition, then those units will vest on an accelerated basis immediately prior to the acquisition and will be converted into the right to receive the same consideration payable per share of United Online common stock to the other stockholders in connection with the acquisition.

        The vesting provisions that apply to the restricted stock units in the event we are acquired by another company are the same as those in effect for outstanding stock options under our Stock Plans.

        You will not be required to pay cash for the restricted stock units or the shares of common stock you receive upon vesting of those units. However, as further discussed below in Section 14, if you are subject to taxation in the U.S., you will recognize ordinary income upon vesting of the restricted stock units, and we must collect the applicable withholding taxes from you.

        Non-U.S. employees may recognize income upon the exchange of the Eligible Options and/or the vesting of the restricted stock units and will be required to satisfy all applicable withholding taxes or payments as well as other personal tax obligations in connection with such income. We have distributed with this document short summaries of certain tax consequences with respect to countries where our non-U.S. employees reside.

        Expiration Date.    The term "Expiration Date" means 11:59 p.m., Pacific Time, on March 31, 2006, unless we extend the period of time during which the Offer will remain open. In that event, the term

"Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

2.     PURPOSE OF THE OFFER.

        We grant options under our various stock incentive plans, including the Stock Plans, to provide our employees with an opportunity to acquire or increase their ownership interest in United Online, thereby creating a stronger incentive for them to continue their employment with us and to contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

        However, a number of our outstanding option grants have exercise prices that are significantly higher than the current market price of our common stock. We believe those options may not effectively retain and motivate our employees and are unlikely to be exercised in the near future. By making an offer to exchange those outstanding option grants for restricted stock units, we intend to create better incentives for our employees to remain with us. A stock option with an exercise price above the market value of the underlying shares does not have any real value to our employees unless the price of our common stock increases. However, the shares of our common stock which become issuable upon the vesting of the restricted stock units will have immediate value equal to their then current market price, and the holder will not have to pay a cash purchase price for those shares.

        Based on the foregoing factors, we believe that the Offer will help to retain employees and create a greater sense of ownership and thereby contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. We currently have a large number of options outstanding relative to the total number of shares of our outstanding common stock. We expect that participation in the Offer will in the near term reduce the "overhang" of our outstanding options because options will be exchanged for restricted stock units on a less than one-for-one basis. As a result, our remaining outstanding options, together with the restricted stock units issued in the Offer, will in the near term reduce the total number of our outstanding shares of common stock calculated on a fully diluted basis.

        In deciding whether or not to accept the Offer, you should be aware that we continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations, and we are currently in discussions and negotiations, with respect to various corporate transactions. We also grant options and restricted stock units in the ordinary course of business to current and new employees as well as provide them with the opportunity to make periodic purchases of our common stock under our 2001 Employee Stock Purchase Plan. Our employees, including our executive officers, from time to time acquire or dispose of our securities.

        Subject to the foregoing, and except as otherwise disclosed in future filings we may make with the SEC or in future press releases, presently we have not decided to initiate any plans or proposals that relate to or would result in:

          (a)   any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

          (b)   any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

          (c)   any material change in our present dividend rate or policy or our indebtedness or capitalization;

          (d)   any change in our present board of directors or management team, including any plans to change the number or term of directors or to fill any existing board vacancies or to change the material terms of any executive officer's employment;

          (e)   any other material change in our corporate structure or business;

          (f)    our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

          (g)   our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

          (h)   the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

          (i)    the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

          (j)    any change in our articles of incorporation or bylaws, or any actions which would impede the acquisition of control of us by any person.

3.     STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED.

        If you choose not to tender your Eligible Options, those options will remain outstanding, and you will continue to hold such options in accordance with their terms. All Eligible Options will continue to remain fully vested and exercisable for any or all of the underlying shares of United Online common stock.

4.     PROCEDURES FOR TENDERING OPTIONS.

        Proper Tender.    To validly tender your Eligible Options pursuant to the Offer, you must properly complete, sign, date and submit an Election/Change of Election Form and mail it to United Online, Inc., 21301 Burbank Boulevard, Woodland Hills, California 91367, Attn.: Stock Plan Administrator. If you prefer, you may fax the completed Election/Change of Election Form to (818) 287-3010. If you send your Election/Change of Election Form via mail, the form must be physically received by us before the expiration of the Offer.

        You will be emailed your Election/Change of Election Form at the commencement of the Offer. You may obtain a duplicate copy of your Election/Change of Election Form on the Company's Intranet at http://portal.corp.netzero.net.

        We will not accept delivery of any Election/Change of Election Form after the Expiration Date of the Offer. If we do not receive a properly completed and duly executed Election/Change of Election Form from you prior to the expiration of the Offer, we will not accept any of your options for exchange, and you will not be granted any restricted stock units. If you mail or fax your election, you should keep a copy of your form, together with proof of timely submission.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION/CHANGE OF ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender and all questions as to the number of shares subject to each tendered Eligible Option, the exercise price per share in effect under that option and the resulting number of shares of our common stock to be subject to the restricted stock units issued in exchange for that tendered option. Our determinations with respect to such matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, are not in appropriate form or are unlawful to accept. Otherwise, subject to our rights to extend, terminate and amend the Offer, we intend to accept all properly and timely tendered Eligible Options which are not validly withdrawn.

We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any Election/Change of Election Form with respect to any particular options or any particular option holder. No Election/Change of Election Form will be deemed to have been properly submitted until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in an Election/Change of Election Form, nor will anyone incur any liability for failure to give any such notice.

        Our Acceptance Constitutes an Agreement.    Your tender of Eligible Options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of your tendered Eligible Options will constitute a binding commitment by us to issue restricted stock units in exchange upon the terms and subject to the conditions of the Offer.

5.     WITHDRAWAL RIGHTS.

        You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5. If your employment with us terminates prior to the Expiration Date of the Offer, your tendered options will automatically be withdrawn. You may exercise those withdrawn options only during the limited period for which those options remain exercisable following your termination date.

        You may withdraw your tendered options at any time before 11:59 p.m., Pacific Time, on March 31, 2006. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date of the Offer.

        To validly withdraw your tendered options, you must deliver to us via mail at 21301 Burbank Boulevard, Woodland Hills, California 91367, Attn.: Stock Plan Administrator (or via fax at (818) 287-3010) a properly completed and executed Election/Change of Election Form with the required information, while you still have the right to withdraw the tendered options. Any Election/Change of Election Form sent to us by mail or fax must be received no later than the Expiration Date of the Offer.

        If you want to withdraw options you previously tendered, you must withdraw all of your Eligible Options, and you will not receive restricted stock units for any of your Eligible Options.

        If you withdraw your Eligible Options, you can only re-tender those options pursuant to the Offer by submitting a new Election/Change of Election Form before the Expiration Date in accordance with the procedures described in Section 4.

        Neither United Online nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of each withdrawal notice. Our determination with respect to such matters will be final and binding.

6.     ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK UNITS.

        You are not required to accept the Offer. However, should you choose to tender any Eligible Option for exchange, you must tender all of your Eligible Options. You may not tender less than all of a particular outstanding option grant.

        Subject to the terms and conditions of this Offer and our rights to extend, terminate and amend the Offer, we currently expect to accept, on the Expiration Date of the Offer, all properly tendered Eligible Options that are not validly withdrawn. When we accept your tendered Eligible Options, those options will be immediately cancelled, and you will have no further right or entitlement to acquire any shares of United Online common stock under those cancelled options and the corresponding stock option agreements. By tendering your Eligible Options, you agree that the applicable stock option agreements will terminate upon our cancellation of those options and that you will no longer have any right to acquire shares of our common stock under those cancelled options.

        Immediately upon our acceptance of the tendered Eligible Options, we will cancel those options and promptly send an email notice to you indicating the number of shares subject to the options that we have accepted and cancelled and the number of restricted stock units issuable to you in exchange. The restricted stock units will be issued on the next business day following our acceptance and cancellation of the tendered Eligible Options. Your restricted stock units will be evidenced by a Restricted Stock Unit Issuance Agreement, which will be posted with the units in your Fidelity account shortly after the restricted stock units are issued. Your Restricted Stock Unit Issuance Agreement will indicate the number of restricted stock units issued in exchange for your tendered Eligible Options and the terms and conditions governing those units and the issuance of shares of our common stock thereunder.

7.     CONDITIONS OF THE OFFER.

        We will not accept any options held by our executive officers, the members of our board of directors or any consultants in our service. Options held by other non-employees, such as any former spouse of a current employee or family members or trusts to which options may have been transferred by such employee, are not eligible for tender and will not be accepted by us.

        In addition, we will not accept any options tendered to us for exchange, and we may terminate or amend the Offer or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after February 21, 2006, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred and, in our judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of the options tendered to us or the issuance of the restricted stock units in exchange:

          (a)   there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of restricted stock units or the underlying shares of United Online common stock, or otherwise relates in any manner to the Offer or that, in our judgment, could materially and adversely affect the business, condition (financial or other), operating results, operations or prospects of United Online or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

          (b)   there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

    •
    make the acceptance of, or issuance of restricted stock units in exchange for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

    •
    delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock units in exchange for, some or all of the tendered options;

    •
    materially impair the benefits we hope to receive as a result of the Offer; or

    •
    materially and adversely affect the business, condition (financial or other), operating results, operations or prospects of United Online or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

          (c)   there shall have occurred:

    •
    any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

    •
    the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

    •
    the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

    •
    any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

    •
    any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operating results, operations or prospects of United Online or our subsidiaries or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

    •
    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

    •
    any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on February 17;

          (d)   there shall have occurred any change in generally accepted accounting principles or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer which would be in excess of the compensation expenses which we would be required to record under generally accepted accounting principles in effect at the time we commence the Offer;

          (e)   a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

    •
    any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before February 17, 2006;

    •
    any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before February 17, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

    •
    any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

          (f)    any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer.

        The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of those rights will not be deemed a waiver of any such rights. The waiver of any of those rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.     PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

        There is no established trading market for options, including Eligible Options, granted under our Stock Plans.

        United Online common stock is quoted on the Nasdaq National Market under the symbol "UNTD." The following table shows, for the periods indicated, the high and low selling prices per share of our common stock as reported by the Nasdaq National Market.

Quarter Ended	High	Low
Year Ended December 31, 2005
December 31, 2005	$15.03	$12.57
September 30, 2005	$14.05	$10.70
June 30, 2005	$13.08	$8.51
March 31, 2005	$11.85	$9.75
Year Ended December 31, 2004
December 31, 2004	$12.00	$9.10
September 30, 2004	$17.47	$8.59
June 30, 2004	$20.75	$15.76
March 31, 2004	$20.97	$14.93
Six Months Ended December 31, 2003
December 31, 2003	$24.10	$15.71
September 30, 2003	$29.09	$16.59
Year Ended June 30, 2003
June 30, 2003	$18.57	$11.41
March 31, 2003	$12.77	$8.47
December 31, 2002	$11.69	$6.01
September 30, 2002	$9.19	$4.75

        On February 17, 2006, the closing selling price of our common stock on the Nasdaq National Market was $12.25 per share.

        The trading price of our common stock has fluctuated widely in the past and may continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many Internet companies and that may or may not have been related or proportionate to the operating performance of those companies.

        Depending on the exercise price of your tendered options and other factors, including the fact that the shares underlying the restricted stock units you receive for your tendered Eligible Options will be fewer in number than the shares subject to those tendered options and that the restricted stock units will be subject to a new vesting period, your restricted stock units may be less valuable than your tendered options. By tendering your options, you will give up the opportunity to exercise them for a larger number of shares than will be issuable under the restricted stock units you will receive in exchange. We recommend that you evaluate current market quotations for our common stock, among other factors, before deciding whether to tender your options for exchange.

9.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK UNITS.

        Consideration.    We will issue restricted stock units in exchange for each properly tendered Eligible Option we accept and cancel. The units will be issued under the same Stock Plan as the tendered Eligible Option was granted. The shares subject to each cancelled Eligible Option will be returned to the Stock Plan under which it was granted and will accordingly form part of the reserve of common stock which will be used to fund the shares of common stock which become issuable under the restricted stock units as those units vest.

        The number of restricted stock units that will be issued in exchange for each tendered Eligible Option will be based on the per share exercise price of that option and will, in all events, be less than the number of shares subject to the tendered option. The ratio by which you can determine the actual number of restricted stock unit issuable for each tendered Eligible Option is set forth in the table below:

Option Exercise Price (per share):	$16.00 to $20.00	$20.01 or more
Ratio of One Restricted Stock Unit to the Number of Shares Subject to Tendered Option	1-for-4	1-for-5

        On the basis of the forgoing table, the following exchange ratios will be in effect for the outstanding Eligible Options:

        If the exercise price per share of an Eligible Option is at least $16.00 but not more than $20.00, the number of restricted stock units will be determined by dividing the number of shares subject to that option by 4, rounded down to the nearest whole number.

        If the exercise price per share of an Eligible Option is more than $20.00, the number of restricted stock units will be determined by dividing the number of shares subject to the that option by 5, rounded down to the nearest whole number.

        The number of restricted stock units will be proportionately adjusted for any stock splits, stock dividends and recapitalizations with respect to shares of our common stock occurring after the Expiration Date of the Offer.

        If all Eligible Options outstanding as of February 17, 2006 are tendered and we accept all those tendered options, then we will issue restricted stock units for approximately 450,000 shares of our common stock which would represent less than 1% of the total number of shares of our common stock outstanding as of that date. Each tendered Eligible Option we accept will, immediately upon such acceptance, be cancelled, and the shares of common stock subject to that cancelled option will be available for re-grant and issuance under the Stock Plan under which that option was originally granted and will provide sufficient shares to cover the number of shares of common stock underlying the restricted stock units issued in exchange for that cancelled option.

        Terms of Restricted Stock Units.    The restricted stock units will be evidenced by a Restricted Stock Unit Issuance Agreement. The restricted stock units will be subject to the terms and conditions of both that Restricted Stock Unit Issuance Agreement and the Stock Plan under which it is granted.

        Restricted stock units issued to employees located outside the United States will be subject to certain additional terms. As a result, an alternative form of restricted stock unit agreement will be utilized for the restricted stock units issued to employees located outside the United States.

        The issuance of restricted stock units pursuant to the Offer will not create any contractual or other right of the recipient to receive any future grants of options, restricted stock units or other stock-based compensation.

        The following description of the terms of the restricted stock units and the Stock Plans under which they will be granted is a summary but is not complete. The description is subject to, and qualified in its entirety by reference to all provisions of the applicable restricted stock unit issuance agreement and the Stock Plan under which the units are issued. The plan document for each Stock Plan, as most recently amended, has been filed with the U.S. Securities and Exchange Commission (the "SEC") as exhibits to the following fillings made with the SEC:

      United Online, Inc. 2001 Stock Incentive Plan as filed as an exhibit to our quarterly report on Form 10-Q filed on November 14, 2001 and is incorporated herein by reference.

      United Online, Inc. 2001 Supplemental Stock Incentive Plan as filed as an exhibit to our quarterly report on Form 10-Q filed on November 14, 2001 and is incorporated herein by reference.

        The forms of Restricted Stock Unit Issuance Agreement which will be used for the restricted stock units to be issued in connection with the Offer are being filed with the U.S. Securities and Exchange Commission as an exhibit to our Tender Offer Statement on Schedule TO. Please contact our Stock Plan Administrator at 21301 Burbank Boulevard, Woodland Hills, California 91367, or (818) 287-3000 to receive a copy of the form Restricted Stock Unit Issuance Agreement and the Stock Plan document under which your restricted stock units will be issued. We will promptly furnish you copies of those documents at our expense.

        The purpose of each Stock Plan is to promote the interests of United Online by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest in the Company as an incentive for them to remain in the service of the Company. Each Stock Plan is administered by the compensation committee of our board of directors.

        As of February 10, 2006, a total of approximately 21.8 million shares of United Online common stock have been reserved for issuance over the term of our 2001 Stock Incentive Plan. The share reserve will automatically increase on the first trading day of each calendar year over the remaining term of that Stock Plan by an amount equal to four percent (4%) of the total number of shares of our common stock outstanding on the last trading day of the immediately preceding calendar year. In no event will any annual increase exceed 1,950,000 shares of common stock. The current share reserve includes approximately 9.8 million shares of common stock that have been added to the reserve over the period from January 1, 2002 to January 2, 2006 pursuant to such automatic increase feature.

        As of February 10, 2006, an additional approximately 4.6 million shares of United Online common stock have been reserved for issuance over the term of our 2001 Supplemental Stock Incentive Plan. The share reserve will automatically increase on the first trading day of each calendar year over the remaining term of that Stock Plan by an amount equal to one half percent (0.5%) of the total number of shares of our common stock outstanding on the last trading day of the immediately preceding calendar year. In no event will any annual increase exceed 214,200 shares of common stock. The current share reserve includes approximately 1.1 million shares of common stock that have been added to the reserve over the period from January 1, 2002 to January 2, 2006 pursuant to such automatic increase feature.

        The restricted stock units issued in exchange for the tendered Eligible Options will vest in quarterly increments over your period of continued service with us or our subsidiaries following the issue date of those units, and the units will accordingly be subject to forfeiture to the extent your service terminates prior to the vesting of those units.

        The restricted stock units will not provide you with any rights as a United Online stockholder, and accordingly those units will not entitle you to vote, receive actual dividends or receive notices of meetings, proxy statements and other materials provided to United Online stockholders. You will not have any of these stockholder rights until the shares of United Online common stock subject to your restricted stock units are issued to you following the vesting of those units. However, the restricted stock units will contain dividend equivalent rights which will provide you with phantom dividends on the shares of common stock issuable under those units. Those phantom dividends will be equal to any actual regular cash dividends that United Online may pay on its outstanding shares of common stock while your restricted stock units are outstanding. The phantom dividends will be paid to you on the payment date for the dividend, subject to United Online's collection of the applicable withholding taxes.

        One eighth of the restricted stock units will vest on May 15, 2006, provided you remain in United Online's service through such date, and the remainder of the units will vest in a series of seven (7) successive equal quarterly installments upon your completion of each three (3)-month period of continued service over the twenty-one (21)-month period measured from May 15, 2006. The units issuable in exchange for each cancelled Eligible Option will be issued under the same Stock Plan as that option was granted and will be subject to the terms of a Restricted Stock Unit Issuance Agreement which you must enter into with United Online. As the restricted stock units vest and the related shares are issued to you, you may transfer or sell the shares, subject to (i) applicable securities laws and (ii) our existing trading policies with respect to transfers or sales of United Online securities and other market black periods which we impose from time to time.

        You will not be required to pay cash for the restricted stock units or the shares of common stock you receive upon the vesting of those units. However, as further discussed in Section 14 below, you will recognize ordinary income upon the issuance of the shares, and United Online must collect the applicable withholding taxes at that time. Until such time as we notify you otherwise, we intend to collect the applicable withholding taxes with respect to the vested shares under your restricted stock units through an automatic share withholding procedure. Pursuant to that procedure, we will withhold immediately, as the shares vest under your restricted stock units, a portion of those vested shares with a fair market value equal to the amount of the withholding taxes due. Accordingly, until such time as you are notified otherwise, the number of shares actually issued to you will be net of the shares withheld to satisfy the applicable withholding taxes.

        In the event the share withholding method is no longer available at the time your restricted stock units vest, you can pay the withholding taxes by submitting a check to us on or before the vesting date. As an alternative, you may be able to participate in a next-day sale of all or a portion of your shares in order to obtain sufficient proceeds to satisfy the withholding tax liability applicable to your vested shares.

        If we are acquired by another company (by merger or stock or asset sale) before your restricted stock units vest, then those units may be assumed by the acquiring company or otherwise continued in full force or effect or replaced with a cash retention program preserving the value of the units at the time of the acquisition. In that event, the vesting schedule in effect for your restricted stock units immediately prior to the acquisition will carry over and apply to the assumed units or the cash replacement program. Any stock you receive upon the subsequent vesting of the assumed restricted stock units will likely be stock of the acquiror based on the exchange ratio in effect for the acquisition. In the event your employment is terminated under certain circumstances within twelve (12) months following the acquisition, you will immediately vest in an additional number of shares subject to the assumed units equal to the greater of (i) fifty percent of the total number of shares subject to your original restricted stock unit award, adjusted, however, to reflect the exchange ratio in effect for the acquisition, or (ii) the additional number of shares (as adjusted for such exchange ratio) in which you would have vested had you completed an additional period of service equal in duration to the actual period of service completed by you between February 15, 2006 and the date of your termination and had your units vested in equal monthly installments over the 24-month period measured from February 15, 2006. Similar vesting provisions will be in effect to the extent your restricted stock units are replaced with a cash retention plan in connection with the acquisition.

        If the restricted stock units are not to be assumed or otherwise continued in effect or replaced with a cash retention program preserving the value of the units at the time of the acquisition, then those units will vest on an accelerated basis immediately prior to the acquisition and will be converted into the right to receive the same consideration payable per share of United Online common stock to the other stockholders in connection with the acquisition.

        The vesting provisions that will apply to the restricted stock units in the event we are acquired by another company are generally the same as those that apply to outstanding option grants under our Stock Plans.

        The board of directors may amend or terminate one or both of the Stock Plans at any time, and unless sooner terminated the 2001 Incentive Plan is scheduled to terminate on June 5, 2011, and the 2001 Supplemental Incentive Plan is scheduled to terminate on June 5, 2011. However, any awards outstanding at the time of any such plan termination will continue in effect in accordance with the terms of the agreements evidencing those awards.

        Tax Consequences.    Stock options granted under the 2001 Stock Incentive Plan may either be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options. All stock options granted under the 2001 Supplemental Stock Incentive Plan will be non-statutory stock options. The tax treatment of those two types of stock options differs as follows:

          Incentive Options.    No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

          Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

          If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

          Non-Statutory Options.    No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and we will be required to collect the withholding taxes applicable to such income from the optionee. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

        If you a U.S. citizen or resident, you should refer to Section 14 for a discussion of the material U.S. federal income tax consequences applicable to the exchange of your tendered Eligible Options for restricted stock units and the subsequent vesting of those units. We recommend that you also consult with your own tax advisor to determine the tax consequences of your participation in the Offer.

        We have distributed with this document short summaries of certain tax consequences with respect to the countries where our non-U.S. employees reside. Those tax consequences may differ from, and may be more adverse to you, than the tax consequences if you were a U.S. citizen or resident. We recommend that you consult with your own tax advisor to determine the income and other tax and contribution consequences, if any, of participating in the Offer under the laws of the country in which you live and/or work.

10.   INFORMATION CONCERNING UNITED ONLINE.

        We are a leading provider of consumer Internet subscription services through a number of brands, including NetZero, Juno, and Classmates Online. The Company's pay services include dial-up Internet accesss, social networking, VoIP telephony, personal Web-hosting, premium email services and online digital photo-sharing, among others. The Company also offers, at no charge, advertising-supported versions of certain of its services. In addition, the Company offers marketers a broad array of Internet advertising products, including online market research and measurement services.

        The following table sets forth selected consolidated financial data for United Online, Inc. The selected historical statement of operations data for the years ended December 31, 2004 and 2003 and the selected historical balance sheet data as of December 31, 2004 and 2003 have been derived from and are qualified by reference to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 16, 2005. The information presented below should be read together with our consolidated financial statements and the notes related thereto as well as the section of our Form 10-K and our other reports entitled

Management's Discussion and Analysis of Financial Condition and Results of Operations. We have presented the following data in thousands, except per share data.

	Year Ended December 31, 2004	Six Months Ended December 31, 2003(2)	Year Ended June 30, 2003
Consolidated Statements of Operations Data:
Total revenues	$448,617	$185,738	$277,295
Operating income	$79,493	$32,639	$21,721
Net income	$117,480	$33,327	$27,792
Net income per share—basic	$1.91	$0.52	$0.45
Net income per share—diluted	$1.81	$0.48	$0.41
	December 31,
	2004	2003
Consolidated Balance Sheet Data:
Current assets	$288,015	$249,885
Non-current assets	$231,837	$57,994
Current liabilities	$136,946	$70,055
Non-current liabilities	$81,207	$—

        Book value per share as of September 30, 2005, based on our unaudited balance sheet as of that date, was $5.08. Book value per share as of December 31, 2004, based on our audited balance sheet as of that date, was $4.94.

        See Section 17 for instructions on how you can obtain copies of our SEC reports that contain the audited and unaudited financial statements we have summarized above.

        We announced the results of our operations for the fiscal year ended December 31, 2005 on February 9, 2006. We strongly encourage you to consider that announcement in making your decision.

        We intend to file our Annual Report on Form 10-K for the year ended December 31, 2005 with the SEC before the expiration of the Offer and we will deliver it to each Eligible Optionee by email as soon as practicable following the filing.

11.   INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; MATERIAL AGREEMENT WITH DIRECTORS AND OFFICERS.

        A list of the current members of our board of directors and our executive officers is attached as Schedule I to this document. As of February 10, 2006 our executive officers and board members as a group beneficially owned outstanding options and restricted stock units under our various stock incentive plans (including the Stock Plans) covering a total of 6,498,632 shares of our common stock. That number represented approximately 50% of the shares subject to all options and restricted stock units outstanding under those plans as of such date. Neither our executive officers nor the non-employee members of our board of directors or any consultants in our service are eligible to participate in the Offer.

        Schedule II attached to this document sets forth a table indicating the beneficial ownership of our common stock by our executive officers as of February 10, 2006.

        During the 60-day period ended March 3, 2006 [to come]:

    •
    we have granted options and restricted stock units under our Stock Plans with respect to            shares of our common stock;

    •
    individuals have exercised options to acquire                        shares of our common stock with exercise prices per share ranging from $                  and $    ;

    •
    options and restricted stock units with respect to an aggregate of            shares under our Stock Plans were cancelled or expired;

    •
    we exercised our right to repurchase            unvested shares issued under our Stock Plans; and

    •
    our executive officers and board members have sold            shares of our common stock in the aggregate.

        The following directors and officers were parties to the foregoing transactions conducted during the 60-day period ended March 3, 2006 [to come]:

  Name of Director/Officer

    •
    On [                        ], 200    , he sold [number] shares of our common stock at an average price of $[            ] per share.

    •
    On [                        ], 200    , he exercised options to purchase [number] shares of our common stock at an exercise price of $[            ] per share.

    •
    On [                        ], 200    , he was granted options to purchase [number] shares of our common stock at an exercise price of $[            ] per share.

    •
    On [                        ], 200    , he was issued restricted stock units covering [number] shares of our common stock.

    •
    On [                        ], 200    , options which he held to purchase [number] shares of our common stock at an exercise price of $[            ] per share expired.

        Except as otherwise described above and other than periodic purchases under our 2001 Employee Stock Purchase Plan and stock option grants and restricted stock unit awards made under our various stock incentive plans, including the Stock Plans, in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock which were effected during the 60-day period ended March 3, 2006 by United Online or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of United Online.

        The following is a summary of the compensation arrangements in effect for our executive officers pursuant to their existing employment agreements with us:

        Under Mr. Goldston's agreement, in addition to his current base salary, the bonus for which he is eligible must not be less than 125% of his base salary each year. If Mr. Goldston is terminated without cause, or he is involuntarily terminated following a change in control, he will be entitled to a lump sum payment equal to three times the sum of his annual base salary and a specified percentage of his annual bonus plus a pro rated bonus for the year of his termination, and all of his outstanding options, restricted stock and restricted stock units will vest. To the extent any of his severance benefits constitute a "parachute payment" under Section 280G of the Internal Revenue Code resulting in the imposition of excise taxes, we have agreed to provide Mr. Goldston with a full tax gross-up which will cover those excise taxes and all additional taxes he incurs by reason of such payment. In the event Mr. Goldston's employment is terminated by reason of death or permanent disability, all of his options, restricted stock and restricted stock units will vest in full.

        Under our agreements with Messrs. Hilliard and Randall, in addition to their current base salaries, the annual cash bonus for which they are eligible must not be less than 100% of their base salary each year. If their employment is terminated without cause, they will be entitled to a lump sum payment equal to three times the sum of their annual base salary and a specified percentage of their annual bonus plus a pro-rated bonus for the year of their termination, and they will receive an additional twelve months of vesting credit under each of their outstanding options, restricted stock and restricted stock units. If their employment is involuntarily terminated following a change in control, they will be entitled to a lump sum payment equal to three times the sum of their annual base salary and a specified percentage of their annual bonus plus a pro-rated bonus for the year of their termination, and all of their outstanding options, restricted stock and restricted stock units. To the extent any of their severance benefits constitute a "parachute payment" under Section 280G of the Internal Revenue Code resulting in the imposition of excise taxes, we have agreed to provide them with a full tax gross-up which will cover those excise taxes and all additional taxes he incurs by reason of such payment. In the event their employment is terminated by reason of death or permanent disability, all of their options, restricted stock and restricted stock units will vest in full.

        Under our agreements with Messrs. Popek, Fetveit and Taragan, in addition to their current base salaries, these executives are eligible to receive an annual cash bonus of up to 100% of their base salary for the 2005 and 2006 fiscal years. If their employment is terminated by the company without cause, or if they resign for good reason, prior to August 1, 2007, they will be entitled to the following benefits: 1) a severance payment payable in twelve equal monthly installments in an aggregate amount equal to (i) the executive's then current annual base salary plus (ii) the executive's then current annual base salary multiplied by the bonus percentage used to calculate the bonus awarded to the executive for the immediately preceding year (the "Severance Payment"), and 2) an additional twelve months of vesting credit under each of their outstanding options and restricted stock units (the "Accelerated Vesting Credit"). If their employment is terminated without cause, or they resign for good reason, within twelve months after a change in control, they will be entitled to the following benefits: 1) the Severance Payment and 2) additional vesting credit under each of their outstanding options and restricted stock units equal to the greater of (i) an additional twelve months or (ii) the additional number of shares in which the executive would have been vested at the time of such termination if he had completed an additional period of service equal in duration to the actual period of service completed by him between the grant date for each applicable award and the date of the termination (the "Special Accelerated Vesting Credit"). In the event their employment is terminated by reason of death or permanent disability prior to August 1, 2007, they will receive the Accelerated Vesting Credit under each of their outstanding options and restricted stock units.

        Under our agreement with Mr. Cahall, in addition to his current base salary, he is eligible to receive an annual cash bonus of up to 100% of his base salary for the 2005 and 2006 fiscal years (prorated in the 2005 fiscal year from his start date). Mr. Cahall received a signing bonus, which he must repay in full in the event his employment is terminated by the company for cause, or is terminated by him other than as a result of his death, disability or for good reason, prior to August 9, 2006. If his employment is terminated by the company without cause, or if he resigns for good reason, prior to August 9, 2007, he will be entitled to a severance payment, payable in equal monthly installments over the twelve month period following such termination. If such termination occurs prior to August 9, 2006, the severance payment will be a cash payment in an amount equal to one year of his then current annual base salary, and he will not be required to repay the signing bonus. If such termination occurs after August 9, 2006 but before August 9, 2007, the severance payment will be a cash payment equal to (i) his then current annual base salary plus (ii) his then current annual base salary multiplied by the bonus percentage used to calculate the bonus awarded to the executive for the immediately preceding year, prorated through the date of termination. In the event Mr. Cahall is terminated under certain circumstances within twelve months following a change in control of the company, he will receive the Special Accelerated Vesting Credit under each of his outstanding options and restricted stock units.

        Under our agreement with Mr. Wisk, in addition to his current base salary, for the 2005 fiscal year he will receive a bonus equal to $150,000, and for the 2006 fiscal year he is eligible to receive a cash bonus of up to 100% of his base salary. Mr. Wisk received a signing bonus, which he must repay in full in the event his employment is terminated by the company for cause, or is terminated by him other than as a result of his death, disability or for good reason, prior to August 1, 2006. If his employment is terminated by the company without cause, or if he resigns for good reason, prior to August 1, 2007, he will receive the Accelerated Vesting Credit under each of his outstanding options and restricted stock units and a severance payment, payable in equal monthly installments over the twelve month period following such termination. If such termination occurs prior to August 1, 2006, the severance payment will be a cash payment in an amount equal to one year of his then current annual base salary, and he will not be required to repay the signing bonus. If such termination occurs after August 1, 2006 but before August 1, 2007, the severance payment will be a cash payment equal to (i) his then current annual base salary plus (ii) his then current annual base salary multiplied by the median bonus percentage used to calculate the bonuses awarded to other executive vice presidents of the company for the immediately preceding year. In the event Mr. Wisk's employment is terminated by reason of death or permanent disability prior to August 1, 2007 he will receive the Accelerated Vesting Credit under each of his outstanding options and restricted stock units. In the event Mr. Wisk is terminated under certain circumstances within twelve months following a change in control of the company, he will receive the Special Accelerated Vesting Credit under each of his stock options and restricted stock units.

12.   STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

        All tendered Eligible Options that we accept for exchange will be cancelled immediately upon such acceptance. The shares subject to each cancelled option will be available for re-grant and issuance under the particular Stock Plan under which that option was granted and will be used to fund the shares of common stock which become issuable under the restricted stock units issued in exchange for that cancelled option. To the extent the shares returned to the Stock Plans exceed the number of shares necessary to fund the common stock issuable upon the vesting of the restricted stock units to be issued in connection with the Offer, those excess shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law, the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed or trading.

        We will recognize a compensation expense for financial reporting purposes with respect to the restricted stock units issued pursuant to the Offer. The amount of the expense will be determined on a unit-by-unit basis and will be equal to the amount by which (i) the number of shares underlying the restricted stock units issued in exchange for each tendered option, multiplied by the closing selling price of our common stock on the date the units are issued, exceeds (ii) the fair value of the cancelled Eligible Options as calculated immediately before their cancellation. Such fair value will be determined in accordance with the valuation standards of Financial Accounting Standard 123R. Any resulting compensation charge will be recognized over the vesting period of the restricted stock units. Assuming all eligible options are tendered for exchange and the market value of our common stock is not more than $16.00 per share on the date the restricted stock units are issued, we anticipate that the total compensation expense attributable to those units for which Eligible Options are tendered and exchanged will be immaterial.

13.   LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our issuance of restricted stock units in exchange for the tendered Eligible Options, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the issuance of the restricted stock units or the shares of our common stock issuable thereunder. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may be required to extend the Offer or delay the acceptance of tendered options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to accept tendered options and to issue restricted stock units in exchange for those tendered options is subject to certain conditions, including the conditions described in Section 7.

14.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. federal income tax consequences applicable to the tender of Eligible Options pursuant to the Offer and the issuance of restricted stock units in exchange. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees.

        Holder of Eligible Options who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the Offer. You have also received with this document short summaries of some of the important tax implications you should take into account if you are subject to taxation in certain countries other than the United States. Those summaries are not complete, and you should consult your own tax advisor before deciding whether to accept the Offer.

        Exchange of Options for Restricted Stock Units.    If you exchange outstanding Eligible Options for restricted stock units, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the exchange. The exchange is a non-taxable exchange under the federal income tax laws.

        Issuance of Restricted Stock Units.    You will not be required to recognize any taxable income for U.S. federal income tax purposes when the restricted stock units are issued to you. The issuance of the restricted stock units is not a taxable event.

        Issuance of Shares upon Vesting of Restricted Stock Units.    You will recognize ordinary income for U.S. federal income tax purposes as your restricted stock units vest and the underlying shares of United Online common stock become issuable to you. The amount of such ordinary income will be equal to the fair market value of those shares on the vesting date. Such fair market value per share will be equal to the closing selling price of our common stock on such vesting date, as reported on the Nasdaq National Market. Should such vesting date occur on a weekend or a market holiday, then the closing selling price on the Nasdaq National Market for the immediately preceding trading day will be utilized. We must immediately collect the applicable income, Social Security and Medicare withholding taxes and all other applicable employment taxes with respect to such income. You must pay the balance of the income taxes attributable to the shares issuable under your vested restricted stock units on or before the due date for your tax return for the calendar year in which the vesting dates occur, or if you are required to pay estimated taxes for that year, on the dates those estimated payments are due. To the extent that a tendering option holder recognizes ordinary income at the time the shares of our common stock become issuable under his or her vested restricted stock units, we will, in general, be entitled to a corresponding federal income tax deduction in the same dollar amount for the same calendar year.

        Withholding Taxes.    United Online must collect all withholding taxes with respect to the income recognized as the restricted stock units vest and the underlying shares of our common stock become issuable.

        Until such time as United Online notifies you otherwise, United Online will collect the applicable withholding taxes with respect to the issued shares through an automatic share withholding procedure. Pursuant to that procedure, United Online will withhold immediately, as the shares become issuable upon the vesting of your vested restricted stock units, a portion of those shares with a fair market value equal to the amount of the withholding taxes due.

        In the event the share withholding method is no longer available at the time the shares become issuable under your restricted stock units, you can pay the withholding taxes by submitting a check to us on or before the vesting date of those units. As an alternative, if you are not an executive officer, you can participate in a next-day sale of all or a portion of the issued shares in order to obtain sufficient proceeds to satisfy the withholding tax liability applicable to those shares. However, in the absence of such share withholding method, executive officers of United Online must pay their withholding taxes by submitting to us a check on or before the vesting date.

        Sale of Shares.    Upon the sale or other taxable disposition of your shares, you will recognize a capital gain to the extent that the amount you realize from the sale or disposition of your shares exceeds their fair market value on the vesting date. If the amount realized from the sale or disposition is less than the fair market value of the shares on the vesting date, you will have a capital loss for income tax purposes equal to the difference. The capital gain or loss will be long-term if you hold the shares for more than one year after the vesting date.

        Effect on Incentive Stock Options Not Tendered.    If you hold stock options which are incentive stock options under the U.S. federal tax laws, we do not believe that the Offer will affect the tax status of those incentive stock options if you decide not to accept the Offer.

        We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the offer, and any foreign tax laws that may apply to you.

        If you choose not to tender your Eligible Options, we also recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the Eligible Options you do not tender and to the subsequent sale of the common stock purchased under those options.

15.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the eligible employees holding Eligible Options and making a public announcement thereof. Any such extension would delay our the acceptance and cancellation of any tendered options and the issuance of any restricted stock units in exchange.

        We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any tendered options upon the occurrence of any of the conditions specified in Section 7. Should we elect to do so, we will give oral or written notice of such termination or postponement to the eligible employees holding the Eligible Options and make a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of the tendered options will be limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires us to pay the consideration offered for the tendered options or return those options promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including (without limitation) decreasing or increasing the number of Eligible Options which may be tendered pursuant to the Offer or decreasing or increasing the number of restricted stock units which are to be issued in exchange for the tendered options.

        Amendments to the Offer may be made at any time and from time to time by notifying all eligible employees via email and posting the amendment on the Intranet site located at http://portal.corp.netzero.net. If we decide to extend the Offer, we will notify all eligible employees via email no later than 9:00 a.m. Pacific Time on the next business day following the previously scheduled expiration of the offer and by posting the extension on the front page of the Intranet site located at http://portal.corp.netzero.net.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

16.   FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting exchanges of options pursuant to this Offer to Exchange.

17.   ADDITIONAL INFORMATION.

        We are filing with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Accordingly, we recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before you make any a decision on whether to exchange your Eligible Options:

  1.
  Our annual report on Form 10-K for our fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005;

  2.
  Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 filed with the SEC on May 10, 2005, August 8, 2005 and November 9, 2005, respectively;

  3.
  Our current reports on Form 8-K filed during 2005;

  4.
  Our definitive proxy statement for our 2004 annual meeting of stockholders filed with the SEC on April 18, 2004;

  5.
  The description of our common stock included in our registration statement No. 333-63704 on Form S-4 filed with the SEC on June 22, 2001, as amended on Forms S-4/A filed with the SEC on August 1, 2001 and August 24, 2001, respectively, together with all amendments or reports we file for the purpose of updating that description; and

  6.
  The description of our preferred share purchase rights contained in our registration statement on Form 8-A filed with the SEC on November 23, 2001, including any amendments or reports we file for the purpose of updating that description.

        In addition, any documents that we file with the SEC, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of any such filing that is "furnished" under the SEC rules), after the date of this Offer to Exchange and prior to the expiration or termination of this Offer, shall be deemed incorporated by reference in this Offer to Exchange and to be a part hereof from the date of filing such documents. Our annual report on Form 10-K for the year ended December 31, 2005 is anticipated to be filed with the SEC before March 16, 2006.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available on the SEC's website at http://www.sec.gov. Also, our SEC filings may be examined, and copies may be obtained, at the SEC's public reference room located at 100 F. Street, Washington, DC 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

        We will also provide without charge to each person to whom a copy of the Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

United Online, Inc.
Attention: Stock Plan Administrator
21301 Burbank Boulevard
Woodland Hills, California 91367

or by contacting our Stock Plan Administrator at (818) 287-3000 or ExchangeOffer@corp.untd.com.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

        The information contained in this document about United Online should be read together with the information contained in the documents to which we have referred you.

18.   FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

        This document, our SEC reports referred to above and the documents incorporated by reference into this document include "forward-looking statements." When used in this document, words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

        Our Annual Report on Form 10-K for the year ended December 31, 2004, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We strongly recommend that you review these filings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

United Online, Inc.	March 6, 2006

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
OF UNITED ONLINE, INC.

        The following is a list of directors and executive officers of United Online, Inc. and their positions and offices as of February 10, 2006. The address of each director and executive officer is c/o United Online, Inc., 21301 Burbank Boulevard, Woodland Hills, California 91367.

NAME	POSITION AND OFFICES HELD
Mark R. Goldston	Chairman, Chief Executive Officer, President and Director
Theodore R. Cahall, Jr.	Executive Vice President, Chief Operation Officer, Classmates Online, Inc. Executive Vice President, United Online Web Services
Jon O. Fetveit(1)	Executive Vice President and Chief Strategy Officer
Charles S. Hilliard	Executive Vice President and Chief Financial Officer
Gerald J. Popek	Executive Vice President and Chief Technology Officer
Frederic A. Randall, Jr.	Executive Vice President, General Counsel and Secretary
Robert J. Taragan	Executive Vice President and General Manager of CyberTarget
Matthew J. Wisk	Executive Vice President and Chief Marketing Officer
James T. Armstrong	Director
Robert Berglass	Director
Kenneth L. Coleman	Director
Dennis Holt	Director
Carol A. Scott	Director

(1)
Mr. Fetveit has notified the Company that he intends to resign in the near future.

S-I

SCHEDULE II

BENEFICIAL OWNERSHIP OF UNITED ONLINE SECURITIES
BY DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of February 10, 2006, by (i) all persons known to the Company to beneficially own five percent (5%) or more of its common stock, (ii) members of the Company's board of directors, (iii) the Company's named executive officers as of December 31, 2005, and (iv) all current directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership(%)(1)
Directors and Named Executive Officers:
Mark R. Goldston(2)	4,523,038	6.8
Jon O. Fetveit(3)	532,803	*
Charles S. Hilliard(4)	913,819	1.4
Gerald J. Popek(5)	491,390	*
Frederic A. Randall, Jr.(6)	772,603	1.2
James T. Armstrong(7)	80,938	*
Robert Berglass(8)	67,500	*
Kenneth L. Coleman(9)	87,300	*
Dennis Holt(10)	87,834	*
Carol A. Scott(11)	90,300	*
All directors and executive officers as a group (13 persons)(12)	8,146,275	11.8
5% Stockholders Not Listed Above:
Barclays Global Investors, NA(13)	3,190,508	5.1
LSV Asset Management(14)	3,212,900	5.1

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
The percentage of shares beneficially owned is based on 62,658,666 shares of common stock outstanding as of February 10, 2006. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Shares of common stock subject to options, warrants, rights or conversion privileges that are currently exercisable or exercisable within 60 days after February 10, 2006 are deemed to be outstanding and beneficially owned by the person holding such securities for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes (i) 608,581 shares owned by the Mark and Nancy Jane Goldston Family Trust dated November 8, 1997, over which Mr. Goldston exercises voting power, as trustee; (ii) 250,000 shares owned by Mr. Goldston, which are subject to repurchase by the company at the purchase price of $.0001 per share if Mr. Goldston voluntarily leaves the company prior to January 27, 2008; (iii) 3,539,457 shares subject to options which are currently exercisable or which will become exercisable within 60 days of February 10, 2006; and (iv) 125,000 shares subject to a restricted stock unit award which vest and become issuable within 60 days of February 10, 2006.

(3)
Includes (i) 97,803 shares owned by Mr. Fetveit; (ii) 410,000 shares subject to options which are currently exercisable or which will become exercisable within 60 days of February 10, 2006; and (iii) 25,000 shares subject to a restricted stock unit award which vest and become issuable within 60 days of February 10, 2006. Mr. Fetveit has notified the Company that he intends to resign in the near future.

(4)
Includes (i) 1261,319 shares owned by Mr. Hilliard; (ii) 125,000 shares owned by Mr. Hilliard, which are subject to repurchase by the company at the purchase price of $.0001 per share if Mr. Hilliard voluntarily leaves the company prior to January 27, 2008; (iii) 620,000 shares subject to options which are currently exercisable or which will become exercisable within 60 days of February 10, 2006; and (iv) 42,500 shares subject to a restricted stock unit award which vest and become issuable within 60 days of February 10, 2006.

S-II

(5)
Includes (i) 28,633 shares owned by Mr. Popek; (ii) 437,757 shares subject to options which are currently exercisable or which will become exercisable within 60 days of February 10, 2006; and (iii) 25,000 shares subject a restricted stock unit award which vest and become issuable within 60 days of February 10, 2006.

(6)
Includes (i) 287,603 shares owned by Mr. Randall; (ii) 100,000 shares owned by Mr. Randall, which are subject to repurchase by the company at the purchase price of $.0001 per share if Mr. Randall voluntarily leaves the company prior to January 27, 2008; (iii) 353,750 shares subject to options which are currently exercisable or which will become exercisable within 60 days of February 10, 2006; and (iv) 31,250 shares subject to a restricted stock unit award which vest and become issuable within 60 days of February 10, 2006.

(7)
Includes (i) 20,104 shares owned by Mr. Armstrong; (ii) 53,334 shares subject to options which are currently exercisable or which will become exercisable within 60 days of February 10, 2006; and (iii) 7,500 shares subject to a restricted stock unit award which vest and become issuable within 60 days of February 10, 2006.

(8)
Includes (i) 3,000 shares owned by Mr. Berglass; (ii) 57,000 shares subject to options which are currently exercisable or which will become exercisable within 60 days of February 10, 2006; and (iii) 7,500 shares subject to a restricted stock unit award which vest and become issuable within 60 days of February 10, 2006.

(9)
Includes (i) 300 shares owned by Mr. Coleman; (ii) 79,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days of February 10, 2006; and (iii) 7,500 shares subject to a restricted stock unit award which vest and become issuable within 60 days of February 10, 2006.

(10)
Includes (i) 80,334 shares subject to options held by Mr. Holt which are currently exercisable or which will become exercisable within 60 days of February 10, 2006; and (ii) 7,500 shares subject to a restricted stock unit award which vest and become issuable within 60 days of February 10, 2006.

(11)
Includes (i) 300 shares owned by Ms. Scott; (ii) 82,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days of February 10, 2006; and (iii) 7,500 shares subject to a restricted stock unit award which vest and become issuable within 60 days of February 10, 2006.

(12)
Includes (i) 1,647,643 shares owned by the directors and officers, 475,000 of which are shares of restricted stock held by Messrs. Goldston, Hilliard and Randall that are subject to repurchase by the company until such shares vest on January 27, 2008; (ii) 298,750 shares subject to restricted stock unit awards which vest and become issuable within 60 days of February 10, 2006; and (iii) 6,199,882 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days of February 10, 2006.

(13)
This information is derived solely from the Schedule 13G filed with the SEC by Barclays Global Investors, NA on January 31, 2006. The address for Barclays Global Investors, NA is 45 Fremont Street, San Francisco, CA 94105.

(14)
This information is derived solely from the Schedule 13G filed with the SEC by LSV Asset Management on February 10, 2006. The address for LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

S-III